Exhibit 99.6

CONSENT OF PROSPECTIVE DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in this Amendment No. 1 to Registration Statement on Form S-4 of Pacific Premier Bancorp, Inc. (“Pacific Premier”) and all amendments thereto (the “Registration Statement”), as a person who is to become a director of Pacific Premier and Pacific Premier Bank upon consummation of the Merger (as such term is defined in the Agreement and Plan of Reorganization, dated as of December 12, 2016, between Pacific Premier and Heritage Oaks Bancorp) and to the filing of this consent as an exhibit to this Registration Statement.

/s/ MICHAEL MORRIS
Michael Morris February 21, 2017